Exhibit 4.19
Execution Version
FORM OF INDEMNIFICATION AGREEMENT
This INDEMNIFICATION AGREEMENT (“Agreement”), dated as of [DATE], is by and between GLOBALFOUNDRIES Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”) NAME OF INDEMNITEE] (the “Indemnitee”).
WHEREAS, Indemnitee is [a director/an officer/an employee with certain managerial responsibilities] of the Company;
WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of public companies;
WHEREAS, the Amended and Restated Memorandum and Articles of Association of the Company (as they may be further amended and restated, the “Memorandum and Articles of Association”), require the Company to indemnify its directors, officers and employees with certain managerial responsibilities against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with the Company other than such liability (if any) that they may incur by reason of their own actual fraud, dishonesty, wilful neglect or wilful default and Indemnitee serves as a director or officer of the Company in part in reliance on such Memorandum and Articles of Association;
WHEREAS, the board of directors of the Company (the “Board”) has determined that enhancing the ability of the Company to retain and attract as directors, officers and management employees the most capable persons is in the best interests of the Company and that the Company therefore should seek to assure such persons that indemnification and insurance coverage is available; and
WHEREAS, in recognition of the need to provide Indemnitee with substantial protection against personal liability in connection with Indemnitee's service as [a director/an officer/ an employee with certain managerial responsibilities]of the Company and to enhance Indemnitee's ability to serve the Company in an effective manner, in recognition of Indemnitee’s reliance on the aforesaid Memorandum and Articles of Association and to provide assurance that such protections as expressed in the Memorandum and Articles of Association will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of such Memorandum and Articles of Association or any change in the composition of the Board or any change in control or business combination transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of, and the advancement of Expenses (as defined in Section 1(j) below) to, Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement and to the extent insurance is maintained, for the continued coverage of Indemnitee under the Company's directors' and officers' liability insurance policies.
NOW, THEREFORE, in consideration of the foregoing and the Indemnitee's agreement to continue to provide services to the Company, the parties agree as follows:
1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)“Agreement” has the meaning set forth in the preamble.
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(b)“Beneficial Owner” has the meaning given to the term “beneficial owner” in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “Beneficial Ownership” shall have correlative meaning.
(c)“Board” has the meaning set forth in the preamble.
(d)“Change in Control” means the occurrence after the date of this Agreement of any of the following events:
(i)the acquisition, directly or indirectly, by a Person (other than a Person that at the time of the acquisition is a party to the Shareholder's Agreement) of Beneficial Ownership of more than 50% of the combined voting power of the Voting Securities of the Company; provided, however, that the following acquisitions of Voting Securities of the Company shall not constitute a Change in Control: (A) any acquisition by or from the Company or any of its Subsidiaries, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, (B) any acquisition by any underwriter in any firm commitment underwriting of securities to be issued by the Company, or (C) any acquisition by any Person if, immediately following such acquisition, 50% or more of the then outstanding shares of ordinary shares (or other equity unit) of such Person and the combined voting power of the then outstanding voting securities of such Person, are Beneficially Owned by all or substantially all of the individuals or entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding Voting Securities of the Company in substantially the same proportions, respectively, as their ownership immediately prior to the acquisition of such Voting Securities; or
(ii)the consummation of the sale or other disposition of all or substantially all of the assets of the Company, other than to a Subsidiary of the Company or to a holding company of which the Company is a direct or indirect wholly owned subsidiary prior to such transaction; or
(iii)the consummation of a reorganization, scheme of arrangement, merger or consolidation of the Company, other than a reorganization, scheme of arrangement, merger or consolidation, which would result in the Voting Securities of the Company outstanding immediately prior to the transaction continuing to represent (whether by remaining outstanding or by being converted to voting securities of the surviving entity) 50% or more of the Voting Securities of the Company or the voting power of the voting securities of such surviving entity outstanding immediately after such transaction; or
(iv)the consummation of a plan of complete liquidation of the Company; or
(v)the following individuals cease for any reason to constitute a majority of the Board: (A) individuals who, as of the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended; and (B) any directors nominated pursuant to the Shareholder’s Agreement.
(e)“Claim” means:
(i)any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; or
(ii)any inquiry, hearing or investigation that the Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism.
(f)“Company” has the meaning set forth in the preamble.
(g)“Delaware Court” has the meaning set forth in Section 9(e) below.
(h)“Disinterested Director” means a director of the Company who is not and was not a party to the Claim in respect of which indemnification is sought by Indemnitee.
(i)“Enterprise” has the meaning set forth in Section 1(m) below.
(j)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(k)“Expenses” means any and all expenses, including attorneys' and experts' fees, court costs, transcript costs, travel expenses, duplicating, printing and binding costs, telephone charges, and all other costs and expenses incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim. Expenses also shall include (i) Expenses incurred in connection with any appeal resulting from any Claim, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, and (ii) for purposes of Section 5 only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee's rights under this Agreement, by litigation or otherwise. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.
(l)“Expense Advance” means any payment of Expenses advanced to Indemnitee by the Company pursuant to Sections 4 or 5 hereof.
(m)“Indemnifiable Event” means any event or occurrence, whether occurring on or after the date of this Agreement, related to the fact that Indemnitee is or was a director, officer, employee or agent of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise (collectively with the Company, “Enterprise”) or by reason of an action or inaction by Indemnitee in any such capacity (whether or not serving in such capacity at the time any Loss is incurred for which indemnification can be provided under this Agreement).

(n)“Indemnitee” has the meaning set forth in the preamble.
(o)“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of company law and neither presently performs, nor in the past three (3) years has performed, services for either: (i) the Company or Indemnitee (other than in connection with matters concerning Indemnitee under this Agreement or of other indemnitees under similar agreements) or (ii) any other party to the Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Agreement.
(p)“Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), ERISA excise taxes, amounts paid or payable in settlement, including any interest, assessments, together with any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement and all other charges paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim.
(q)“Memorandum and Articles of Association” has the meaning set forth in the preamble.
(r)“Notification Date” has the meaning set forth in Section 9(c) below.
(s)“Person” means any individual, company, exempted company, partnership, exempted limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any governmental authority or any department, agency or political subdivision thereof and includes the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act.
(t)“Shareholder’s Agreement” means the Shareholder’s Agreement, dated November 1, 2021, by and among the Company, Mubadala Technology Investment Company and MTI International Investment Company LLC, as amended or restated from time to time.
(u)“Standard of Conduct Determination” has the meaning set forth in Section 9(b) below.
(v)“Subsidiary” or “Subsidiaries” shall mean a Person of which 50% or more of the Voting Securities or 50% or more of the equity interests is owned, directly or indirectly, by the Company.
(w)“Voting Securities” means, with respect to a Person, voting securities of such Person entitled to vote generally in the election of directors.
2.Services to the Company. Indemnitee agrees to continue to serve as a director, officer or in a certain managerial position of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his/her resignation or is otherwise no longer serving in such capacity. This Agreement shall not be deemed an employment agreement between the Company (or any of its subsidiaries or Enterprise) and Indemnitee. Indemnitee may be discharged at any time for any reason, with or without cause, except as may be otherwise provided in any written agreement between Indemnitee and the Company (or any of its subsidiaries or Enterprise), other applicable formal severance policies duly adopted by the Board or, with respect to service as a director [or officer/or employees in certain managerial positions] of the Company, by the Company's Memorandum and Articles, or Cayman law.
3.Indemnification. Subject to Section 9 and Section 10 of this Agreement, the Company shall indemnify and hold harmless Indemnitee, to the fullest extent permitted by applicable law, against any and all Losses if Indemnitee was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim by reason of or arising in part out of an Indemnifiable Event, including, without limitation, Claims brought by or in the right of the Company, Claims brought by third parties, and Claims in which Indemnitee is solely a witness, provided that the Company shall have no obligation to indemnify and hold harmless Indemnitee for any Losses arising by reason of the Indemnitee’s actual fraud, dishonesty, wilful neglect or wilful default.
4.Advancement of Expenses. Indemnitee shall have the right to advancement by the Company, prior to the final disposition of any Claim by final adjudication to which there are no further rights of appeal, of any and all Expenses actually and reasonably paid or incurred by Indemnitee in connection with any Claim arising out of an Indemnifiable Event. Indemnitee's right to such advancement is not subject to the satisfaction of any standard of conduct. Without limiting the generality or effect of the foregoing, as soon as practicable, but in any event not later than thirty (30) days after any request by Indemnitee, the Company shall, in accordance with such request, (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses, or (c) reimburse Indemnitee for such Expenses. In connection with any request for Expense Advances, Indemnitee shall provide any vouchers, invoices or similar evidence documenting in reasonable detail the Expenses incurred or to be incurred by Indemnitee but shall not be required to provide any documentation or information to the extent that the provision thereof would undermine or otherwise jeopardize attorney-client privilege. In connection with any request for Expense Advances, Indemnitee shall execute and deliver to the Company an undertaking (which shall be accepted without reference to Indemnitee’s ability to repay the Expense Advances), to repay any amounts paid, advanced, or reimbursed by the Company for such Expenses to the extent that it is ultimately determined, following the final disposition of such Claim, that Indemnitee is not entitled to indemnification hereunder. Indemnitee’s obligation to reimburse the Company for Expense Advances shall be unsecured.
5.Indemnification for Expenses in Enforcing Rights. To the fullest extent allowable under applicable law and this Agreement, the Company shall also indemnify against, and, if requested by Indemnitee, shall advance to Indemnitee subject to and in accordance with Section 4, any Expenses actually and reasonably paid or incurred by Indemnitee in connection with any action or proceeding by Indemnitee for (a) indemnification or reimbursement or advance payment of

Expenses by the Company under any provision of this Agreement, or under any other agreement or provision of the Memorandum and Articles of Association now or hereafter in effect relating to Claims relating to Indemnifiable Events, and/or (b) recovery under any directors' and officers' liability insurance policies maintained by the Company. However, in the event that Indemnitee is ultimately determined not to be entitled to such indemnification or insurance recovery, as the case may be, then all amounts advanced under this Section 5 shall be repaid. Indemnitee shall also be required to reimburse the Company in the event that a final judicial determination is made that such action brought by Indemnitee was frivolous or not made in good faith.
6.Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of any Losses in respect of a Claim related to an Indemnifiable Event but not for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.
7.Notification and Defense of Claims.
(a)Notification of Claims. Indemnitee shall notify the Company in writing as soon as practicable of any Claim which could relate to an Indemnifiable Event or for which Indemnitee could seek Expense Advances, including a brief description (based upon information then available to Indemnitee) of the nature of, and the facts underlying, such Claim. The failure of Indemnitee to timely notify the Company hereunder shall not relieve the Company from any liability hereunder except that the Company shall not be liable to indemnify Indemnitee under this Agreement with respect to any judicial award in a Claim related to an Indemnifiable Event if the Company was not given a reasonable and timely opportunity to participate at its expense in the defense of such action.
(b)Notice to Insurers. If at the time of the receipt of such notice, the Company has directors' and officers' liability insurance in effect under which coverage for Claims related to Indemnifiable Events is potentially available, the Company shall give prompt written notice to the applicable insurers (with a copy to Indemnitee) in accordance with the procedures set forth in the applicable policies. The Company shall promptly upon receipt or delivery provide to Indemnitee a copy of any subsequent correspondence between the Company and such insurers regarding the Claim.
(c)Defense of Claims. To the extent the Company so wishes, the Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event at its own expense and, except as otherwise provided below, it may select counsel and assume the defense thereof. Where the Company decides to assume the defense, notice of such decisions should be provided to Indemnitee in writing. Following delivery of such notice to the Indemnitee, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently directly incurred by Indemnitee in connection with Indemnitee's defense of such Claim other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its own legal counsel in such Claim, but all Expenses related to such counsel incurred after notice from the Company of its assumption of the defense shall be at Indemnitee's own expense; provided, however, that if (i) Indemnitee's employment of its own legal counsel has been authorized by the Company and such authorization has not been withdrawn, (ii) counsel for Indemnitee shall have provided the Company with a written legal opinion that there is, or there is reasonably likely to be, a conflict of interest between the Company and Indemnitee in the defense of such Claim, (iii) after a Change in Control, Indemnitee's employment of its own counsel has been approved by the Independent Counsel, or (iv) the Company shall not in fact have employed counsel to assume the defense of such Claim, then Indemnitee shall be entitled to retain its own separate counsel (but not more than one law firm plus, if applicable and deemed reasonable by the Company or, after a Change in Control, the Independent Counsel, local counsel in respect of any such Claim) and all Expenses related to such separate counsel shall be borne by the Company.
8.Procedure upon Application for Indemnification. In order to obtain indemnification pursuant to this Agreement, Indemnitee shall submit to the Company a written request therefor pursuant to Section 20, including in such request such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of the Claim, provided that documentation and information need not be so provided to the extent that the provision thereof would undermine or otherwise jeopardize attorney-client privilege. Indemnification shall be made insofar as the Company determines Indemnitee is entitled to indemnification in accordance with  9 below.
9.Determination of Right to Indemnification.
(a)Mandatory Indemnification; Indemnification as a Witness.
(i)To the extent that Indemnitee shall have been successful on the merits or otherwise in defense of any Claim relating to an Indemnifiable Event or any portion thereof or in defense of any issue or matter therein, including without limitation dismissal without prejudice, Indemnitee shall be indemnified against all Losses relating to such Claim in accordance with Section 3 to the fullest extent allowable by law, and no Standard of Conduct Determination shall be required.
(ii)To the extent that Indemnitee's involvement in a Claim relating to an Indemnifiable Event is to prepare to serve and serve as a witness, and not as a party, the Indemnitee shall be indemnified against all Losses incurred in connection therewith to the fullest extent allowable by law, and no Standard of Conduct Determination shall be required.
(b)Standard of Conduct. To the extent that the provisions of Section 9(a) are inapplicable to a Claim related to an Indemnifiable Event that shall have been finally disposed of, any determination of whether Indemnitee has satisfied any applicable standard of conduct under applicable law and this Agreement that is a legally required condition to indemnification of Indemnitee hereunder against Losses relating to such Claim and any determination that Expense Advances must be repaid to the Company (a "Standard of Conduct Determination") shall be made as follows:
(i)if no Change in Control has occurred, (A) by a majority vote of the Disinterested Directors, even if less than a quorum of the Board, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum or

(C) if there are no such Disinterested Directors, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee; and
(ii)if a Change in Control shall have occurred, (A) if the Indemnitee so requests in writing, by a majority vote of the Disinterested Directors, even if less than a quorum of the Board or (B) otherwise, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee.
The Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within thirty (30) days of such request, any and all Expenses incurred by Indemnitee in cooperating with the person or persons making such Standard of Conduct Determination.
(c)Making the Standard of Conduct Determination. The Company shall use its reasonable best efforts to cause any Standard of Conduct Determination required under Section 9(b) to be made as promptly as practicable. If the person or persons designated to make the Standard of Conduct Determination under Section 9(b) shall not have made a determination within thirty (30) days after the later of (A) receipt by the Company of a written request from Indemnitee for indemnification pursuant to Section 8 (the date of such receipt being the “Notification Date”) and (B) the selection of an Independent Counsel, if such determination is to be made by Independent Counsel, then Indemnitee shall be deemed to have satisfied the applicable standard of conduct, absent (I) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee's statement not materially misleading, in connection with the request for indemnification, or (II) a prohibition of such indemnification under applicable law; provided that such thirty (30)-day period may be extended for a reasonable time, not to exceed an additional thirty (30)-days, if the person or persons making such determination in good faith requires such additional time to obtain or evaluate information relating thereto. Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of Indemnitee to indemnification under this Agreement shall be required to be made prior to the final disposition of any Claim.
(d)Payment of Indemnification. If, in regard to any Losses:
(i)Indemnitee shall be entitled to indemnification pursuant to Section 9(a);
(ii)no Standard Conduct Determination is legally required as a condition to indemnification of Indemnitee hereunder; or
(iii)Indemnitee has been determined or deemed pursuant to Section 9(b) or Section 9(c) to have satisfied the Standard of Conduct Determination, then the Company shall pay to Indemnitee, within ten (10) days after the later of (A) the Notification Date or (B) the earliest date on which the applicable criterion specified in Section 9(d)(i), 9(d)(ii) or 9(d)(iii) is satisfied, an amount equal to such Losses.

(e)Selection of Independent Counsel for Standard of Conduct Determination. If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 9(b)(i), the Independent Counsel shall be selected by the Board of Directors, and the Company shall give written notice to Indemnitee advising [him/her] of the identity of the Independent Counsel so selected. If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 9(b)(ii), the Independent Counsel shall be selected by Indemnitee, and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either case, Indemnitee or the Company, as applicable, may, within five (5) days after receiving written notice of selection from the other, deliver to the other a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of “Independent Counsel” in Section 1(o), and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person or firm so selected shall act as Independent Counsel. If such written objection is properly and timely made and substantiated, (i) the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit; and (ii) the non-objecting party may, at its option, select an alternative Independent Counsel and give written notice to the other party advising such other party of the identity of the alternative Independent Counsel so selected, in which case the provisions of the two immediately preceding sentences, the introductory clause of this sentence and numbered clause (i) of this sentence shall apply to such subsequent selection and notice. If applicable, the provisions of clause (ii) of the immediately preceding sentence shall apply to successive alternative selections. If no Independent Counsel that is permitted under the foregoing provisions of this Section 9(e) to make the Standard of Conduct Determination shall have been selected within twenty (20) days after the Company gives its initial notice pursuant to the first sentence of this Section 9(e) or Indemnitee gives its initial notice pursuant to the second sentence of this Section 9(e), as the case may be, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware (“Delaware Court”) to resolve any objection which shall have been made by the Company or Indemnitee to the other's selection of Independent Counsel and/or to appoint as Independent Counsel a person to be selected by the Delaware Court or such other person as the Delaware Court shall designate, and the person or firm with respect to whom all objections are so resolved or the person or firm so appointed will act as Independent Counsel. In all events, the Company shall pay all of the reasonable fees and expenses of the Independent Counsel incurred in connection with the Independent Counsel's determination pursuant to Section 9(b).
(f)Presumptions and Defenses.
(i)Indemnitee's Entitlement to Indemnification. In making any Standard of Conduct Determination, the person or persons making such determination shall presume that Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the Company shall have the burden of proof to overcome that presumption and establish that Indemnitee is not so entitled. Any Standard of Conduct Determination that is adverse to Indemnitee, may be challenged by the Indemnitee in the Delaware Court. No determination by the Company (including by its directors or any Independent Counsel) that Indemnitee has not satisfied any applicable standard of conduct may be used as a defense to any legal proceedings brought by Indemnitee to secure indemnification or reimbursement or advance payment of Expenses by the Company hereunder or create a presumption that Indemnitee has not met any applicable standard of conduct.
(ii)Reliance as a Safe Harbor. For purposes of this Agreement, and without creating any presumption as to a lack of good faith if the following circumstances do not exist, Indemnitee shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company if Indemnitee's actions or omissions to act are taken in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to Indemnitee by the officers or employees of the Company or any of its subsidiaries in the course of their duties, or by committees of the Board or by any other Person (including legal counsel, accountants and financial advisors) as to matters Indemnitee reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. In addition, the knowledge and/or actions, or failures to act, of any director, officer, agent or employee of the Company (other than the Indemnitee) shall not be imputed to Indemnitee for purposes of determining the right to indemnity hereunder.
(iii)Defense to Indemnification and Burden of Proof. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Losses incurred in defending against a Claim related to an Indemnifiable Event in advance of its final disposition) that it is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed.
10.Exclusions from Indemnification. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to:
(a)indemnify or advance funds to Indemnitee for Expenses or Losses with respect to proceedings initiated by Indemnitee, including any proceedings against the Company or its directors, officers, employees or other indemnitees and not by way of defense, except:
(i)proceedings referenced in Section 5 above (unless a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous); or
(ii)where the Company has joined in or the Board has consented to the initiation of such proceedings.
(b)indemnify Indemnitee if a final decision by a court of competent jurisdiction determines that such indemnification is prohibited by applicable law.
(c)indemnify Indemnitee for the disgorgement of profits arising from the purchase or sale by Indemnitee of securities of the Company in violation of Section 16(b) of the Exchange Act, or any similar successor statute (if applicable).

(d)indemnify or advance funds to Indemnitee for Indemnitee's reimbursement to the Company of any bonus or other incentive-based or equity-based compensation previously received by Indemnitee or payment of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements under Section 304 of the Sarbanes-Oxley Act of 2002 in connection with an accounting restatement of the Company or the payment to the Company of profits arising from the purchase or sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act).
(e)indemnify or advance funds to Indemnitee for Expenses or Losses arising from the Indemnitee’s actual fraud, dishonesty, wilful neglect or wilful default.
(f)indemnify or advance funds to Indemnitee for Indemnitee’s reimbursement to the Company for any amounts that the Company is entitled to recover from Indemnitee under the Company’s Compensation Recoupment Policy.
11.Contribution. To the fullest extent permissible under applicable law, if the indemnification and/or hold harmless rights provided for in this Agreement are unavailable to the Indemnitee in whole or in part for any reason whatsoever, the Company, in lieu of indemnifying or holding harmless the Indemnitee, shall pay, in the first instance, the entire amount of Losses incurred by the Indemnitee in respect of which the indemnification and/or hold harmless rights provided for in this Agreement are unavailable, without requiring the Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have at any time against the Indemnitee.
12.Settlement of Claims. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Claim related to an Indemnifiable Event effected without the Company's prior written consent, which shall not be unreasonably withheld; provided, however, that if a Change in Control has occurred, the Company shall be liable for indemnification of the Indemnitee for amounts paid in settlement if an Independent Counsel has approved the settlement. The Company shall not settle any Claim related to an Indemnifiable Event in any manner that would impose any Losses on the Indemnitee without the Indemnitee's prior written consent.
13.Duration. All agreements and obligations of the Company contained herein shall continue during the period that Indemnitee is a director or officer of the Company (or is serving at the request of the Company as a director, officer, employee, member, trustee or agent of another Enterprise) and shall continue thereafter (i) so long as Indemnitee may be subject to any possible Claim relating to an Indemnifiable Event (including any rights of appeal thereto) and (ii) throughout the pendency of any proceeding (including any rights of appeal thereto) commenced by Indemnitee to enforce or interpret his or her rights under this Agreement, even if, in either case, he or she may have ceased to serve in such capacity at the time of any such Claim or proceeding.
14.Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under the Memorandum and Articles of Association, the Cayman

Islands Companies Act (as amended), any other contract or otherwise (collectively, “Other Indemnity Provisions”). The Company will not adopt any amendment to the Memorandum and Articles of Association, the effect of which would be to deny, diminish or encumber Indemnitee's right to indemnification under this Agreement.
15.Liability Insurance. For the duration of Indemnitee's service as [a director/an officer/an employee holding certain managerial position] [of/at] the Company, and thereafter for so long as Indemnitee shall be subject to any pending Claim relating to an Indemnifiable Event, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to continue to maintain in effect policies of directors' and officers' liability insurance providing coverage in commercially reasonable amounts from established and reputable insurers (taking into consideration the scope and amount of coverage available relative to the cost thereof). In all policies of directors' and officers' liability insurance maintained by the Company, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are provided to the Company's similarly situated directors, if Indemnitee is a director, or of the Company's similarly situated officers or employee in certain mangerial positions, if Indemnitee is an officer or employee in certain managerial positions (and not a director) by such policy.
16.No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Losses to the extent Indemnitee has otherwise received payment under any insurance policy, the Memorandum and Articles of Association, Other Indemnity Provisions or otherwise of the amounts otherwise indemnifiable by the Company hereunder.
17.Subrogation. In the event of payment to Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee. Indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.
18.Amendments. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.
19.Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part of the business and/or assets of the Company, by written agreement in form and substances satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
20.Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any portion thereof) are held by a court of competent jurisdiction to be invalid, illegal, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
21.Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if delivered by hand, against receipt, (ii) if delivered by reputable overnight or international courier, upon actual delivery, or (iii) if delivered by electronic mail, provided no message is received by sender indicating that the electronic mail was not delivered to its intended recipient, and, in the case of clauses (ii) and (iii), delivered:
(a)if to Indemnitee, to the address set forth on the signature page hereto.
(b)if to the Company, to:
400 Stonebreak Road Extension
Malta, NY 12020
United States
Attention: General Counsel
E-Mail: legal.notices@gf.com
Notice of change of address shall be effective only when given in accordance with this Section.
22.Governing Law and Forum. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to its principles of conflicts of laws. The Company and Indemnitee hereby irrevocably and unconditionally: (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court and not in any other state or federal court in the United States, (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement and (c) waive, and agree not to plead or make, any claim that the Delaware Court lacks venue or that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.THE COMPANY AND INDEMNITEE HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

23.Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.
24.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GLOBALFOUNDRIES Inc.
By: Name: Title:

[Signature Page to Indemnification Agreement]

INDEMNITEE
By: Name: Address: E-Mail:

[Signature Page to Indemnification Agreement]